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                                                                      EXHIBIT 11



              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Dollar amounts in thousands, except share per share data)


                                                         NINE MONTHS ENDED
                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                        2002           2001
                                                    -------------  -------------

1. Income before cumulative effect of change in
   accounting principle                               $     4,021     $    3,115

2. Cumulative effect on years prior to 2002 of a
   change in accounting for goodwill                          (97)
                                                      -----------     ----------

3. Net income                                         $     3,924     $    3,115
                                                      ===========     ==========

4. Weighted average common shares outstanding           1,983,898      1,985,836

5. Common stock equivalents due to dilutive effect
   of stock options                                             0              0
                                                      -----------     ----------

6. Total weighted average common shares and
   equivalents outstanding                              1,983,898      1,985,836
                                                      ===========     ==========

7. Basic and diluted earnings per share before
   change in accounting principle                     $      2.03     $     1.57
                                                      ===========     ==========

8. Basic and diluted earnings per share               $      1.98     $     1.57
                                                      ===========     ==========